UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 8, 2005
Wabash National Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(765) 771-5310

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 — Entry into a Material Definitive Agreement.
     The Compensation Committee of the Board of Directors of the Company approved an executive change in control policy on December 8, 2005, that is applicable to the Company’s Chief Executive Officer (currently William P. Greubel), President and Chief Operating Officer (currently Richard J. Giromini), Senior Vice President and Chief Financial Officer (currently Robert J. Smith), Senior Vice President Sales and Marketing (currently Bruce N. Ewald), and Senior Vice President Human Resources (currently Timothy J. Monahan). The initial term of the policy will be two years, during which time the policy will be irrevocable, and the policy will be renewable for subsequent one year terms. Benefits under the policy are payable in the event of a qualifying termination, which is a termination within twelve months after a change in control that is either by the Company without cause or by the executive for good reason, unless the executive is entitled to greater benefits under the terms of an employment agreement. An executive must execute a release in favor of the Company to receive the benefits under the policy.
     In the case of the Company’s Chief Executive Officer and President and Chief Operating Officer, the benefits under the policy upon a qualifying termination are a severance payment of two times base salary plus two times the executive’s target bonus. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, and health benefits will be continued for two years (or until comparable coverage is obtained by the executive). In the case of the Company’s Senior Vice President and Chief Financial Officer, Senior Vice President Sales and Marketing and Senior Vice President Human Resources, the benefits under the policy upon a qualifying termination of employment are a severance payment of one and one-half times base salary plus one and one-half times the executive’s target bonus. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, and health benefits will be continued for one and one-half years (or until comparable coverage is obtained by the executive).

Item 3.03 — Material Modification to Rights of Security Holders; Item 8.01 — Other Events.
     On December 9, 2005, the Company issued a press release announcing that the Board of Directors of the Company approved the renewal of the Rights Agreement, dated as of December 4, 1995, by and between the Company and National City Bank, as rights agent, as amended (the “Existing Rights Agreement”), through the adoption of a new Rights Agreement (the “New Rights Agreement”) on substantially the same terms and conditions as the Existing Rights Agreement. The New Rights Agreement is expected to become effective on December 28, 2005, which is the date that the Existing Rights Agreement is set to expire. In connection with the adoption of the New Rights Agreement, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of Company common stock, par value $.01 per share, payable to stockholders of record at the close of business on January 8, 2006.
     A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 5.02 — Departure of Directors or Principal Officers; Election of Directors;
                        Appointment of Principal Officers
     On December 8, 2005, the Board of Directors of the Company appointed Richard J. Giromini to the position of President and Chief Operating Officer of the Company, and to the Company’s Board of Directors. Mr. Giromini, age 52, has been the Company’s Executive Vice President and Chief Operating Officer since February 28, 2005, and was Senior Vice President-Chief Operating Officer since joining the Company on July 15, 2002. Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served as Senior Vice President-Technology and Continuous Improvement; Senior Vice President and General Manager-Light Vehicle Operations and President and Chief Executive Officer of AKW L.P.
     The Company entered into an employment agreement with Mr. Giromini in June 2002, the terms of which are described in the Company’s proxy statement for its 2005 Annual Meeting under the heading Compensation—Employment and Severance Agreements, as filed with the Securities and Exchange Commission on April 8, 2005, which description is incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 9, 2005, regarding New Rights Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: December 14, 2005	By:	/s/ ROBERT J. SMITH

Robert J. Smith
Senior Vice President, Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 9, 2005.